EXHIBIT 99
Firstbank Corporation 401(k) Plan
Performance Table*

FUND	VALUE AS OF 12/31/2001	VALUE AS OF 12/31/2002	VALUE AS OF 12/31/2003	VALUE AS OF 12/31/2004	VALUE AS OF 12/31/2005

ABN AMRO Income Plus Fund	N/A - Fund	5.20%	4.38%	3.93%	3.87%
	inception date	$1,052.00	$1,098.08	$1,141.23	$1,185.40
	1/1/2002

PIMCO Total Return (A)	8.99%	9.68%	5.08%	4.60%	2.42
	$1,089.90	$1,195.40	$1,256.13	$1,313.91	$1,345.71

ABN AMRO/Chicago Capital	-6.14%	-10.04%	15.78%	5.12%	1.62%
Balanced Fund	$938.60	$844.36	$977.61	$1,027.66	$1,044.31

ABN AMRO S&P 500 Index Fund	N/A - Fund	-22.10%	28.33%	10.63%	4.63%
	inception date	$779.00	$999.69	$1,105.96	$1,157.16
	1/1/2002

Washington Mutual Investors Fund	1.51%	-14.85%	25.83%	9.96%	3.51%
	$1,015.10	$864.36	$1,087.62	$1,195.96	$1,237.95

SSR Aurora Fund (A)	15.83%	-19.79%	49.73%	14.95%	2.89%
	$1,158.30	$929.07	$1,391.10	$1,599.07	$1,645.28

ABN AMRO Chicago Capital	-13.13%	-19.37%	21.58%	5.50%	1.03%
Growth Fund	$868.70	$700.43	$851.59	$898.42	$907.68

ABN AMRO/Veredus Aggressive	-13.16%	-43.91%	44.48%	20.69%	2.29%
Growth Fund	$868.40	$487.09	$703.74	$849.35	$868.80

First Eagle Overseas Fund	5.35%	12.53%	41.41%	21.83%	16.92%
	$1,053.50	$1,185.50	$1,676.42	$2,042.38	$2,387.95

Firstbank Stock Fund	9.20%	42.08%	33.67%	0.39%	-12.90%
	$1,092.00	$1,551.51	$2,073.91	$2,082.00	$1,813.42

*All assume an initial investment on 1/01/2001, or inception date of the fund, of $1,000.00.